Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

FOR IMMEDIATE RELEASE	October 31, 2006

ARCHER DANIELS MIDLAND REPORTS FIRST QUARTER RESULTS

Decatur, IL — October 31, 2006 — Archer Daniels Midland (NYSE: ADM)

►	Net earnings for the quarter ended September 30, 2006 more than doubled to $ 403 million - $ .61 per share from $ 186 million - $ .29 per share last year.

“ADM delivered near-record performance in the first quarter,” said ADM Chief Executive Officer and President, Patricia A. Woertz. “Our earnings, more than double those of a year ago, reflect strong momentum in our core businesses. However, we will continue to experience the challenges of dealing with volatile commodity prices.”

►	Segment operating profit for the quarter increased 85% to $ 648 million from $ 351 million last year.
•	Oilseeds Processing operating profit increased on improved market conditions in all geographic regions.
•	Corn Processing operating profit increased due to improved ethanol and sweetener selling prices.
•	Agricultural Services operating profit increased due to improved global merchandising and transportation results.
•	Other segment operating profit declined primarily due to decreased results of Food, Feed and Industrial.

► Financial Highlights
(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED
	9/30/2006	9/30/2005	% CHANGE
Net sales and other operating income	$9,446,922	$8,626,949	10%
Segment operating profit	$647,934	$350,518	85%
Net earnings	$402,745	$186,338	116%
Earnings per share	$.61	$.29	110%
Average number of shares outstanding	660,863	653,805	1%

Archer Daniels Midland

Discussion of Operations

Net earnings for the quarter ended September 30, 2006 were $ 403 million, or $ .61 per share, compared to $ 186 million, or $ .29 per share, last year.

Segment operating profit increased $ 297 million to $ 648 million for the quarter from $ 351 million last year.

Oilseeds Processing operating profit increased $ 71 million to $ 170 million for the quarter as improved market conditions resulted in increased operating profits in all geographic regions.

Corn Processing operating profit increased $ 154 million to $ 290 million for the quarter as Sweetener and Starches earnings increased $ 20 million to $ 113 million and Bioproducts earnings increased $ 134 million to $ 177 million. Increased starch, sweetener and ethanol selling prices contributed to the earnings improvement.

Agricultural Services operating profits increased $ 91 million to $ 111 million due principally to improved earnings of global grain merchandising operations and improved operating results of transportation operations. In the first quarter of fiscal year 2006, the negative impact of hurricanes decreased North American origination and export operating results.

Other segment operating profit declined $ 19 million to $ 76 million for the quarter due principally to a $ 31 million decline in Food, Feed and Industrial operating results. This decline was primarily due to reduced operating results of cocoa, wheat milling and natural health and nutrition operations, partially offset by a $ 12 million improvement in operating profit of the financial operations.

Significant components of Corporate results are as follows (in millions):

	Three months ended
	September 30
	2006	2005

LIFO income (charge)	$(17)	$9
Other	(56)	(86)
Total Corporate	$(73)	$(77)

Conference Call Information

Archer Daniels Midland will host a conference call and audio Web cast to discuss first quarter results and provide a Company update at 8:00 a.m. Central Standard Time (CST) on Tuesday, October 31, 2006. To listen by phone, dial 800-299-7098 or 617-801-9715; the access code is 60756673. Digital replay of the call will be available beginning on October 31, 2006 from 10:00 a.m. CST and ending on November 7, 2006. To access this replay, dial 888-286-8010 or 617-801-6888 and enter access code: 97811879. In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the start of the call. To listen to the call and to download the financial summary presentation via the Internet, go to: http://www.admworld.com/webcast/. A replay of the Web cast will be available on the ADM World Website.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing and fermentation technology. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soybean oil and meal, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $36.6 billion. Additional information can be found on ADM's Website at http://www.admworld.com.

Contacts:
Brian Peterson	Dwight Grimestad
Senior Vice President, Corporate Affairs	Vice President, Investor Relations
217/424-5413	217/424-4586

(Financial Tables Follow)

October 31, 2006
ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
	Three months ended
	September 30
	2006	2005
	(in thousands, except per share amounts)

Net sales and other operating income	$9,446,922	$8,626,949
Cost of products sold	8,581,344	8,044,238
Gross profit	865,578	582,711
Selling, general and administrative expenses	309,835	304,455
Other (income) expense - net	(19,510)	4,524
Earnings before income taxes	575,253	273,732
Income taxes	172,508	87,394
Net earnings	$402,745	$186,338

Diluted earnings per common share	$.61	$0.29
Average number of shares outstanding	660,863	653,805

Other (income) expense - net consists of:
Interest expense	$97,051	$86,289
Investment income	(60,709)	(37,774)
Net gain on marketable securities transactions	(4,273)	(5,259)
Equity in earnings of unconsolidated affiliates	(56,615)	(35,680)
Other - net	5,036	(3,052)
	$(19,510)	$4,524

Operating profit (loss) by segment is as follows:
Oilseeds Processing	$169,645	$99,115
Corn Processing
Sweeteners and Starches	112,914	92,481
Bioproducts	177,584	43,777
Total Corn Processing	290,498	136,258
Agricultural Services	111,299	20,009
Other
Food, Feed and Industrial	38,169	69,229
Financial	38,323	25,907
Total Other	76,492	95,136
Total segment operating profit	647,934	350,518
Corporate	(72,681)	(76,786)
Earnings before income taxes	$575,253	$273,732

October 31, 2006
ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	September 30, 2006	June 30, 2006
	(in thousands)

NET INVESTMENT IN
Working capital	$6,764,771	$6,290,697
Property, plant, and equipment	5,378,873	5,293,032
Investments in and advances to affiliates	2,061,651	1,985,662
Long-term marketable securities	1,110,308	1,110,177
Other non-current assets	1,041,981	1,053,882
	$16,357,584	$15,733,450

FINANCED BY
Short-term debt	$714,956	$549,419
Long-term debt, including current maturities	4,099,971	4,130,091
Deferred liabilities	1,252,912	1,247,060
Shareholders' equity	10,289,745	9,806,880
	$16,357,584	$15,733,450

SUMMARY OF CASH FLOWS
(unaudited)
	Three Months Ended
	September 30
	2006	2005
	(in thousands)
Operating activities
Net earnings	$402,745	$186,338
Depreciation	171,125	164,173
Other - net	(2,653)	(161,882)
Changes in operating assets and liabilities	(486,642)	216,401
Total Operating Activities	84,575	405,030
Investing Activities
Purchases of property, plant and equipment	(251,517)	(157,422)
Net assets of businesses acquired	(20,195)	(57,124)
Other investing activities	(44,422)	(62,905)
Total Investing Activities	(316,134)	(277,451)
Financing Activities
Long-term debt borrowings	9,933	598,624
Long-term debt payments	(42,226)	(102,236)
Net borrowings under lines of credit	167,797	56,134
Purchases of treasury stock	(54)	(18)
Cash dividends	(65,709)	(55,491)
Proceeds from exercises of stock options	7,456	7,825
Total Financing Activities	77,197	504,838
Increase (decrease) in cash and cash equivalents	(154,362)	632,417
Cash and cash equivalents - beginning of period	1,112,853	522,420
Cash and cash equivalents - end of period	$958,491	$1,154,837